EX-23.1 2 ex23-1.htm CONSENT
EXHIBIT 23.1

Stan J.H. Lee, CPA
2160 North Central Rd., Suite 209, Fort Lee, NJ 07024
P.O. Box 436402, San Diego, CA 92143-6402
619-623-7799 Fax 619-564-3408 E-mail stan2u@gmail.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Whom It May Concerns;

The firm of Stan J.H. Lee, Certified Public Accountant, consents to the inclusion of our report of April 9, 2012 , on the audited financial statements of Ya Zhu Silk, Inc. of December 31, 2011 and 2010 and for the years then ended, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA

Stan J.H. Lee, CPA

April 9, 2012

Fort Lee, NJ